Exhibit 4.3
EXECUTION VERSION
SUPPLEMENTAL INDENTURE
RELATED TO THE COMPLETION DATE
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 1, 2011, among GRIFOLS INC., a Virginia corporation (the “Company”), GRIFOLS, S.A., a company organized under the laws of the Kingdom of Spain (“Parent”), the subsidiaries of Parent set forth on the signature pages hereto (the “Subsidiary Guarantors” and together with Parent, the “Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, Giant Funding Corp. (the “Escrow Issuer”) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of January 21, 2011, providing for the issuance of Escrow Issuer’s $1,100,000,000 aggregate principal amount of the 8.25% Senior Notes due 2018 (the “Notes”);
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture;
     WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the operation and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes of expressed herein, in accordance with its terms have been complied with or have been duly done or performed;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
     1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Agreement to Assume Obligations. The Company hereby agrees to unconditionally assume the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture.
     3. Agreement to Guarantee. The Guarantors hereby agree, jointly and severally, to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

     4. Notices. All notices or other communications to the Company and the Guarantors shall be given as provided in Section 12.02 of the Indenture.
     5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     6. Limitation on Guarantor Liability. To the extent a Guarantor which is a German limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) or a limited partnership (Kommanditgesellschaft) with a GmbH as its sole general partner (Komplementär) (GmbH & Co. KG) (the “Affected German Guarantor”) guarantees Obligations under the Agreement, the parties hereto agree that enforcement of that guaranty shall be limited to the extent that such payment under this guaranty has the effect of (i) reducing the Affected German Guarantor’s Net Assets (Nettovermögen) to an amount less than its share capital (Stammkapital)(Begründung einer Unterbilanz), and , as a result, cause a violation of Section 30 of the German Limited Liability Companies Act (GmbH-Gesetz) or (ii) if its Net Assets are already an amount less than its share capital (Stammkapital), causing such Net Assets to be further reduced (Vertiefung einer Unterbilanz), and, as a result, cause a violation of Section 30 of the German Limited Liability Companies Act (GmbH-Gesetz) or (iii) violating other applicable German law which may cause the managing directors of the Affected German Guarantor to be personally liable.
     For purposes of this Section, “Net Assets” shall mean the assets, pursuant to Section 266 (2) (A), (B), (C), (D) and (E) of the German Commercial Code (Handelsgesetzbuch) less the sum of the non-subordinated liabilities pursuant to Section 266 (3) (B), (C), (D) and (E) of the German Commercial Code (Handelsgesetzbuch). The value of the Net Assets shall be determined in accordance with general accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) under the German Commercial Code (HGB) consistently applied by the Affected German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to Section 42 German Limited Liability Companies Act (GmbHG), Sections 242, 264 German Commercial Code (HGB) in the previous years.
     6. Release of Obligations of Giant Funding Corp. Upon execution of this Supplemental Indenture by the Company and the Trustee, the Escrow Issuer is released and discharged from all obligations under the Indenture and the Notes.
     7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
     9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GRIFOLS INC.
By:	/s/ David Bell
	Name:	David Bell
	Title:	Vice President

GRIFOLS, S.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	Chairman and CEO

INSTITUTO GRIFOLS, S.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	President and CEO

GRIFOLS BIOLOGICALS INC..
By:	/s/ David Bell
	Name:	David Bell
	Title:	Vice President

BIOMAT USA INC.
By:	/s/ David Bell
	Name:	David Bell
	Title:	Chairman

MOVACO, S.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	Joint and Several Director

GRIFOLS ITALIA, S.P.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	Attorney-in-Fact

LABORATORIOS GRIFOLS, S.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	Joint and Several Director

GRIFOLS DEUTSCHELAND GMBH
By:	/s/ Ramon Riera
	Name:	Ramon Riera
	Title:	Managing Director

By:	/s/ Diego Nuñez
	Name:	Diego Nuñez
	Title:	Managing Director

DIAGNOSTIC GRIFOLS, S.A.
By:	/s/ Victor Grifols
	Name:	Victor Grifols
	Title:	Joint and Several Director

TALECRIS BIOTHERAPEUTICS INC.
By:	/s/ David Bell
	Name:	David Bell
	Title:	Vice President

TALECRIS PLASMA RESOURCES INC.
By:	/s/ David Bell
	Name:	David Bell
	Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Christie Leppert
	Name:	Christie Leppert
	Title:	Vice President